Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Michael Weber

Vice President, Finance, Xata Corporation

952-707-5600

Xata Reports Fiscal 2012 Third Quarter Results

Software revenue grows 4 percent led by 31 percent growth in Xata Turnpike

MINNEAPOLIS, August 2, 2012—Xata Corporation (NASDAQ:XATA) reported results for its fiscal 2012 third quarter, ended June 30, 2012.

Total revenue was $15.6 million for the quarter ended June 30, 2012, compared to $17.0 million for the same period of fiscal 2011. Net loss to common shareholders for the third quarter of fiscal 2012 was $6.3 million, compared to $0.5 million for the same period in fiscal 2011. The increased loss was due primarily to impairment and realignment charges of $5.7 million recorded to allow the Company to balance its investment in its legacy systems and mobile-based platforms to align with its strategic goals.

Realignment charges included $0.9 million in personnel expenses from a workforce reduction, $0.4 million for accelerated depreciation of fixed assets, $0.6 million to write off excess and obsolete inventory and $0.3 million in estimated costs to terminate inventory purchase commitments. The Company also recorded a non-cash impairment charge of $3.5 million associated with intangible assets originally recorded in conjunction with the 2008 acquisition of Geologic Solutions, Inc.

The Company reported a loss of $0.59 per diluted share for the quarter ended June 30, 2012, compared to a loss of $0.04 per diluted share for the same period of fiscal 2011. A non-cash intangible asset impairment charge of $0.33 per share and realignment charges of $0.21 per share were included in the 2012 third quarter diluted loss per share. Important developments for the quarter included:

•

Software revenue increased $0.5 million to $11.8 million for the quarter ended June 30, 2012. The 4 percent growth in software revenue in the third quarter of fiscal 2012 was fueled by a 31 percent and 8 percent growth in Xata Turnpike and XataNet software revenue, respectively.

•

Higher margin software revenues increased as the market continues to evolve from hardware systems-based to lower-cost mobile solutions. As a result, fiscal 2012 third quarter software revenue accounted for approximately 76 percent of total revenue, compared to 67 percent for the same period of fiscal 2011.

•	The Company acquired 77 new customers in the third quarter of fiscal 2012, with the majority selecting the Xata Turnpike solution.

Xata Releases Fiscal 2012 Third Quarter Results – Page 2

“A major event in the third quarter involved Congress passing the Moving Ahead for Progress in the 21st Century Act (MAP-21) bill that requires the Federal Motor Carrier Safety Administration (FMCSA) to develop a regulation to require certain motor carriers to use electronic logging devices to track Hours of Service for their Record of Duty Status (RODS). This long-awaited legislation means that anyone keeping paper log books for RODS today will be required to use a FMCSA certified electronic logging device. It is estimated that this will provide a market opportunity of nearly three million trucks. The FMCSA will be required to create a regulation within one year.” said Jay Coughlan, Chairman and President of Xata. “With our current no upfront hardware cost Xata Turnpike solution, Xata is well-positioned to handle the increased demand once the regulation goes into effect.”

“Xata Turnpike recurring software continued its strong growth in the quarter, reflecting the market shift to mobility-based solutions using smart phones and tablets,” said Mike Weber, Xata’s Vice President, Finance.

Fiscal 2012 third quarter total gross margin of 49 percent improved 2 percentage points compared the same period in fiscal 2011. Margin improvement driven by the shift in revenue mix to higher margin software revenue was partially offset by the recording of $0.4 million for accelerated depreciation of fixed assets, $0.6 million to write off excess and obsolete inventory and $0.3 million in estimated costs to terminate inventory purchase commitments.

For the third quarter of fiscal 2012, selling, general and administrative expenses increased to $6.6 million from $5.8 million for the third quarter 2011. Selling, general and administrative expenses for the third quarter of 2012 included $0.8 million of employee separation costs from a workforce reduction.

Research and development costs increased $1.3 million to $4.0 million for the third quarter of fiscal 2012, compared to $2.7 million for the same period of fiscal 2011. The increase in research and development costs reflects the commitment to enhance functionality to meet our customers’ compliance and fleet optimization needs. We believe that leveraging new mobile technology is critical to our future success.

For the third quarter of fiscal 2012, the Company reported adjusted non-GAAP earnings of $1.5 million or $0.05 per diluted share, compared to adjusted non-GAAP earnings of $1.3 million or $0.05 per diluted share for the same period of fiscal 2011, an increase of 13 percent in adjusted non-GAAP earnings over the same period in the prior year.

As of June 30, 2012, Xata held $7.9 million in cash and cash equivalents and had $8.5 million of working capital.

For the nine months ended June 30, 2012, total revenue remained relatively consistent with the same period of the prior year. However, software revenue over the same period increased by 3 percent as a result of strong growth in Xata Turnpike and XataNet of 40 percent and 7 percent, respectively. In addition, software revenue as a percentage of total revenue grew 2 percentage points as the Company’s customers continue to shift to mobile-based platforms.

Xata Releases Fiscal 2012 Third Quarter Results – Page 3

For the nine months ended June 30, 2012, the Company reported adjusted non-GAAP earnings of $2.2 million or $0.08 per diluted share as compared to $4.0 million or $0.15 per diluted share for the same period in the prior year. The decrease in adjusted non-GAAP earnings is a reflection of the Company’s continued investments to enhance current solutions and develop new solutions that will meet the market’s current and anticipated fleet management and regulatory needs.

Summary of revenue and gross margins (deficits) is as follows (in thousands, except percentage data):

	For the Nine Months Ended June 30,
	2012	2011	Change
Revenue:
Software	$35,222	$34,102	3%
Hardware systems	11,568	11,507	1%
Services	1,312	2,134	(39%)

Total revenue	$48,102	$47,743	1%

	For the Nine Months Ended June 30,
	2012	2011
Gross margins (deficits):
Software	71%	76%
Hardware systems	(8%)	(9%)
Services	(45%)	(21%)
Total gross margin	49%	51%

Non-GAAP vs. GAAP Financial Measures

To assist investors in understanding the Company’s financial performance, the Company supplements the financial results that are generated in accordance with the accounting principles generally accepted in the United States, or GAAP, with non-GAAP financial measures. These non-GAAP financial measures are useful to investors for evaluating the Company’s historical and prospective financial performance, as well as our performance relative to competitors. Management regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its ongoing business operations and to make operating decisions. These non-GAAP financial measures are among the primary factors management uses in planning for and forecasting future period performance. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s ongoing operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our business.

The specific non-GAAP financial measures, along with a reconciliation to the nearest comparable GAAP measures and further explanation of their usefulness to investors can be found at the end of this release.

Xata Releases Fiscal 2012 Third Quarter Results – Page 4

About Xata

Xata Corporation (NASDAQ: XATA) provides intuitive, automated fleet management software solutions to the commercial trucking industry. By delivering real-time critical information on vehicle and driver performance, Xata makes it easy for fleet managers, dispatchers and drivers to collect, sort, view and analyze data to help reduce costs, increase safety and compliance and improve customer satisfaction.

Our award-winning solutions include 1) XataNet, a full featured, enterprise-wide solution that helps private and for-hire fleets drive continuous improvement, and 2) Xata Turnpike, a technologically advanced, low-cost, easy-to-install solution that runs on drivers’ existing cell phones, smartphones and tablet computers. Both solutions help fleet managers and drivers meet established electronic onboard recorder (EOBR) regulations. We also offer a portfolio of professional services, including implementation, training and consulting to help our customers deliver bottom-line results. Today Xata solutions increase the productivity of approximately 115,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.

Cautionary note regarding forward-looking statements

This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, the ability of our solutions to be compliant with future regulations, dependence on propriety technology and communication networks owned and controlled by others, the failure to renew contracts or failure to sell additional solutions or services to existing customers, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our website at www.xata.com and through the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Xata Releases Fiscal 2012 Third Quarter Results – Page 5

Xata Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2012	2011	2012	2011
Revenue

Software	$11,833	$11,381	$35,222	$34,102
Hardware systems	3,480	4,875	11,568	11,507
Services	329	768	1,312	2,134

Total revenue	15,642	17,024	48,102	47,743

Cost of goods sold	8,015	9,119	24,500	23,420
Selling, general and administrative	6,586	5,840	19,329	18,617
Research and development	3,983	2,697	10,979	7,168
Impairment of intangible asset	3,500	—	3,500	—

Total costs and expenses	22,084	17,656	58,308	49,205

Operating loss	(6,442)	(632)	(10,206)	(1,462)
Net interest and other expense	(33)	(93)	(297)	(272)

Loss before income taxes	(6,475)	(725)	(10,503)	(1,734)
Income tax benefit	(192)	(289)	(470)	(486)

Net loss	(6,283)	(436)	(10,033)	(1,248)

Preferred stock dividends and deemed dividends	(57)	(32)	(119)	(122)

Net loss to common shareholders	$(6,340)	$(468)	$(10,152)	$(1,370)

Net loss per common share:
Basic and diluted	$(0.59)	$(0.04)	$(0.95)	$(0.13)

Weighted average common and common share equivalents:
Basic and diluted	10,753	10,667	10,714	10,427

Xata Releases Fiscal 2012 Third Quarter Results – Page 6

Xata Corporation

Consolidated Balance Sheets

	June 30,	September 30,
	2012	2011
(In thousands)	(Unaudited)
Current assets
Cash and cash equivalents	$7,912	$12,407
Accounts receivable, net	7,833	8,556
Inventories	3,737	3,374
Deferred product costs	788	1,148
Prepaid expenses and other current assets	1,406	1,006

Total current assets	21,676	26,491

Equipment and leasehold improvements, net	8,004	9,155
Intangible assets, net	6,766	12,158
Goodwill	16,806	16,474
Deferred product costs, net of current portion	556	857
Other assets	740	690

Total assets	$54,548	$65,825

Current liabilities
Revolving line of credit	$2,100	$—
Current portion of debt obligations	50	1,746
Accounts payable	4,218	5,003
Accrued expenses	6,002	4,533
Deferred revenue	2,467	3,442

Total current liabilities	14,837	14,724

Debt obligations, net of current portion	—	1,386
Deferred revenue, net of current portion	1,301	1,874
Deferred tax liabilities	91	596
Other long-term liabilities	371	559

Total liabilities	16,600	19,139

Shareholders’ equity
Preferred stock	44,322	44,149
Common stock	48,141	47,356
Contingent common stock earn-out	1,912	1,912
Accumulated deficit	(57,255)	(47,103)
Accumulated other comprehensive income	828	372

Total shareholders’ equity	37,948	46,686

Total liabilities and shareholders’ equity	$54,548	$65,825

Xata Releases Fiscal 2012 Third Quarter Results – Page 7

Xata Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended June 30,
(In thousands)	2012	2011
Operating activities
Net loss	$(10,033)	$(1,248)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,318	4,675
Impairment of intangible asset	3,500	—
Amortization of deferred financing costs	20	—
Deferred income taxes	(532)	(389)
Loss on sale or disposal of equipment and leased equipment	75	7
Stock-based compensation	785	860
Changes in assets and liabilities:
Accounts receivable, net	1,290	1,923
Inventories, net	(363)	890
Deferred product costs	661	1,419
Prepaid expenses and other assets	(403)	42
Accounts payable	(874)	(146)
Accrued expenses and other liabilities	779	(99)
Deferred revenue	(1,546)	(3,002)

Net cash (used in) provided by operating activities	(323)	4,932
Investing activities
Purchase of equipment and leasehold improvements	(2,536)	(2,308)
Proceeds from the sale or disposal of equipment	2	—

Net cash used in investing activities	(2,534)	(2,308)
Financing activities
Revolving line of credit, net	2,100	—
Payments on debt obligations	(3,627)	(885)
Deferred financing costs	(97)	—
Proceeds from exercise of options	—	36

Net cash used in financing activities	(1,624)	(849)

Effects of exchange rate on cash	(14)	84

(Decrease) increase in cash and cash equivalents	(4,495)	1,859
Cash and cash equivalents
Beginning	12,407	13,374

Ending	$7,912	$15,233

Xata Releases Fiscal 2012 Third Quarter Results – Page 8

Xata Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Non-GAAP Earnings and Non-GAAP Earnings per Diluted Share:

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2012	2011	2012	2011
Net loss to common shareholders	$(6,340)	$(468)	$(10,152)	$(1,370)

Adjustments:

Depreciation and amortization expense	2,351	1,687	6,318	4,675
Impairment of intangible asset	3,500	—	3,500	—
Stock-based compensation	258	272	785	860
Net interest expense	31	77	304	171
Preferred stock dividends and deemed dividends	57	32	119	122
Income taxes	(192)	(289)	(470)	(486)

Total adjustments	6,005	1,779	10,556	5,342

Non-GAAP (loss) earnings	$(335)	$1,311	$404	$3,972

Non-GAAP (loss) earnings per diluted share	$(0.03)	$0.05	$0.01	$0.15

Shares used in calculating non-GAAP (loss) earnings per diluted share	10,753	27,086	27,238	26,876

Adjusted Non-GAAP Earnings and Adjusted Non-GAAP Earnings per Diluted Share:

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2012	2011	2012	2011
Non-GAAP (loss) earnings	$(335)	$1,311	$404	$3,972
Adjustments for additional realignment charges*	1,813	—	1,813	—

Adjusted non-GAAP earnings	$1,478	$1,311	$2,217	$3,972

Adjusted non-GAAP earnings per diluted share	$0.05	$0.05	$0.08	$0.15

Shares used in calculating adjusted non-GAAP earnings per diluted share	27,298	27,086	27,238	26,876

*	Additional realignment charges include $0.9 million in personnel expenses from a workforce reduction, $0.6 million to write off excess and obsolete inventory and $0.3 million in estimated costs to terminate inventory purchase commitments excluded from the previous non-GAAP earnings adjustments.

Xata Releases Fiscal 2012 Third Quarter Results – Page 9

Xata Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Working Capital

	June 30, 2012	September 30, 2011
Current assets	$21,676	$26,491
Current liabilities	(14,837)	(14,724)

Net current assets	6,839	11,767
Current portion of deferred revenue net of deferred costs	1,679	2,294

Working capital	$8,518	$14,061

Xata Releases Fiscal 2012 Third Quarter Results – Page 10

Footnotes to GAAP to Non-GAAP Reconciliation

(Unaudited)

The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. The methods of calculation and explanations of the adjustments to the most comparable GAAP measures are set forth below:

Non-GAAP (Loss) Earnings

This measure provides a supplemental view of earnings trends. Non-GAAP (loss) earnings excludes depreciation, amortization, stock-based compensation, net interest expense, preferred stock dividends and deemed dividends, income taxes, acquisition and financing related costs and litigation settlement costs from GAAP net loss to common shareholders. We believe our investors benefit from understanding these exclusions when comparing current to historical results from operations.

Adjusted Non-GAAP Earnings

Adjusted non-GAAP earnings is based on non-GAAP (loss) earnings adjusted for additional realignment charges not included in the Company’s historical definition of non-GAAP (loss) earnings. We believe our investors benefit from understanding the impact of these charges on our historically presented non-GAAP (loss) earnings performance to allow for a more consistent view of results of ongoing operations.

Non-GAAP Diluted (Loss) Earnings per Share

We believe investors benefit by understanding the Company’s non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the Company. Non-GAAP diluted earnings per share is based on non-GAAP earnings, as defined above, divided by the sum of the weighted average common and dilutive common shares equivalents, such as options, restricted stock awards, restricted stock units, warrants or convertible preferred stock, assuming they were exercised or converted into common stock that then shared in the non-GAAP earnings of the Company, as defined by GAAP. Non-GAAP diluted loss per share is based on non-GAAP loss, as defined above, divided by only the weighted average number of common shares outstanding for the period, as defined by GAAP. The non-GAAP diluted net loss per common share is equal to basic net loss per common share for all periods presented because the effect of including such securities or obligations would have been antidilutive. We believe that these exclusions provide investors an understanding these exclusions when comparing current to historical diluted earnings per share.

Xata Releases Fiscal 2012 Third Quarter Results – Page 11

Adjusted Non-GAAP Diluted Earnings per Share

Adjusted non-GAAP diluted earnings per share is based on adjusted non-GAAP earnings, as defined above, divided by the sum of the weighted average common and dilutive common shares equivalents, such as options, restricted stock awards, restricted stock units, warrants or convertible preferred stock, assuming they were exercised or converted into common stock that then shared in the non-GAAP earnings of the Company, as defined by GAAP. We believe that the exclusion of the additional realignment charges provide investors a more consistent view diluted earnings per share.

Working Capital

Working capital represents current assets, less current liabilities, excluding the current portion of deferred revenue, net of deferred costs. We believe working capital provides investors with an additional view of the Company’s liquidity and ability to repay current obligations.